EXHIBIT 99.1
MEDIA RELEASE
First Industrial Realty Trust, Inc.
311 South Wacker Drive
Suite 4000
Chicago, IL 60606
312/344-4300
FAX: 312/922-9851
First Industrial Realty Trust Closes Three Secured
Financings Totaling $154 Million
Proceeds to Be Used Principally to Reduce Debt, Including Retirement of June 2009 Maturity
CHICAGO, June 3, 2009 — First Industrial Realty Trust, Inc. (NYSE: FR), a leading provider of industrial real estate supply chain solutions, today announced the closing of three secured financing transactions totaling $154 million.
“We are pleased to complete these secured financing transactions, backed by properties in our large, diversified industrial portfolio,” said Bruce W. Duncan, president and chief executive officer of First Industrial. “With these proceeds, we will retire our June 2009 maturity, and seek additional opportunities to further reduce leverage.”
The largest financing was a $77.0 million, 10-year loan with John Hancock Life Insurance Company, secured by 27 properties totaling approximately 2.6 million square feet. The interest rate is fixed at 7.87% over a 30-year amortization schedule.
First Industrial also closed on a $62.5 million, seven-year financing with Massachusetts Mutual Life Insurance Company, arranged through its Babson Capital Management LLC investment subsidiary, secured by 23 properties totaling approximately 3.1 million square feet. That loan has a fixed rate of 7.75%, and a 25-year amortization schedule including two years of interest only.
In addition, the Company secured a $14.7 million, seven-year loan from American National Insurance Company on a single asset totaling 600,000 square feet. That loan is at a fixed rate of 7.5% over a 25-year amortization schedule.
Mr. Duncan added, “Upon the retirement of our June 2009 notes, we have less than $25 million of balance sheet debt maturing prior to March 2011.”
First Industrial will use the proceeds from the financings principally for the reduction of debt, as well as for other general corporate purposes. The loan-to-value ratio for each of these financings was less than 65%.
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First Industrial Realty Trust, Inc. (NYSE: FR) provides industrial real estate solutions for every stage of a customer’s supply chain, no matter how large or complex. Across major markets in the United States and Canada, our local market experts buy, (re)develop, lease, manage and sell industrial properties, including all of the major facility types — bulk and regional distribution centers, light industrial, manufacturing, and R&D/flex. We continue to receive leading customer service scores from Kingsley Associates, an independent research firm, and in total, we own, manage and have under development 97 million square feet of industrial space. For more information, please visit us at www.firstindustrial.com.
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of complying with those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a materially adverse affect on our operations and future prospects include, but are not limited to, changes in: national, international (including trade volume growth), regional and local economic conditions generally and real estate markets specifically, legislation/regulation (including changes to laws governing the taxation of real estate investment trusts), our ability to qualify and maintain our status as a real estate investment trust, availability and attractiveness of financing (including both public and private capital) to us and to our potential counterparties, interest rate levels, our ability to maintain our current credit agency ratings, competition, supply and demand for industrial properties (including land, the supply and demand for which is inherently more volatile than other types of industrial property) in the Company’s current and proposed market areas, difficulties in consummating acquisitions and dispositions, risks related to our investments in properties through joint ventures, potential environmental liabilities, slippage in development or lease-up schedules, tenant credit risks, higher-than-expected costs, changes in general accounting principles, policies and guidelines applicable to real estate investment trusts, risks related to doing business internationally (including foreign currency exchange risks and risks related to integrating international properties and operations) and those additional factors described under the heading “Risk Factors” and elsewhere in the Company’s annual report on Form 10-K for the year ended December 31, 2008 and in the Company’s subsequent quarterly reports on Form 10-Q. We caution you not to place undue reliance on forward-looking statements, which reflect our outlook only and speak only as of the date of this report or the dates indicated in the statements. We assume no obligation to update or supplement forward-looking statements. For further information on these and other factors that could impact the Company and the statements contained herein, reference should be made to the Company’s filings with the Securities and Exchange Commission.

Contact:	Art Harmon Director, Investor Relations and Corporate Communications (312) 344-4320
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